Exhibit 99.1

Annapolis Bancorp Earnings Increase in Fourth Quarter of 2009

ANNAPOLIS, Md.--(BUSINESS WIRE)--February 3, 2010--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $381,000 for the fourth quarter of 2009, an increase of $236,000 or 163% from net income of $145,000 in the fourth quarter of 2008. On a sequential quarter basis, net income increased $158,000 or 71% from $223,000 reported for the three months ended September 30, 2009.

Fourth quarter net income available to common shareholders after accruing for preferred stock dividends was $261,000 ($0.07 per basic and diluted common share), an 80% increase compared to $145,000 ($0.04 per basic and diluted common share) available to common shareholders in the fourth quarter of 2008.

The Company’s total assets grew to $444.3 million at December 31, 2009, up 12.5% from $394.9 million at December 31, 2008, with total gross loans increasing by $13.7 million or 5.1% for the year. The year-over-year increase in total assets was funded primarily by growth in savings account balances of $48.6 million or 52.5%.

For the full year 2009, the Company’s net loss totaled $1,707,000. The net loss available to common shareholders after accruing for preferred stock dividends for 2009 was $2,149,000 ($0.56 per basic and diluted common share) compared to net income available to common shareholders of $1,427,000 ($0.37 per basic and $0.35 per diluted common share) in 2008. The Company recorded provisions for credit losses of $6.5 million and $2.4 million for the respective twelve month periods ended December 31, 2009 and 2008.

“Although economic recovery is still in its infancy, we are pleased to produce and report improved profitability for Annapolis Bancorp in the fourth quarter,” said Chairman and CEO Richard M. Lerner. “While 2009 posed unprecedented challenges for community banks—including BankAnnapolis—we continued to offer attractive savings options to depositors and never veered from our commitment and responsibility to meet the credit needs of local businesses, homeowners and consumers.”

At December 31, 2009, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.5%, a total capital ratio of 13.7%, and a Tier 1 leverage ratio of 8.6%. Stockholders’ equity totaled $32.6 million at December 31, 2009 compared to $26.8 million at December 31, 2008. Book value per common share at December 31, 2009 was $6.39.

The allowance for credit losses totaled $7.9 million (2.81% of total gross loans) at December 31, 2009 compared to $4.1 million (1.54% of total gross loans) at year-end 2008. The Company incurred net charge-offs of $2.7 million in 2009, and added $6.5 million to the allowance via provisions for credit losses.

Nonperforming assets at year-end 2009 amounted to $19.3 million or 4.35% of total assets, compared to $6.5 million or 1.64% at December 31, 2008. Nonperforming assets included $2.4 million of foreclosed real estate at December 31, 2009.

“We continue to carefully monitor the quality and performance of our loan portfolio and actively manage troubled loans through the resolution process,” said Lerner. “This includes exploring all repayment options, charging off uncollectable balances, assuming possession of assets, and adding to reserves for potential credit losses where appropriate.”

In the quarter just ended, net interest income increased by $747,000 or 23.1% compared to the fourth quarter of 2008, and the Company’s net interest margin expanded to 3.71% from 3.57%. Interest income improved by $227,000 or 4.3% compared to the same period last year, as average earning assets increased by $65.7 million or 18.2%. Interest expense decreased by $520,000 or 25.6% due to a drop in the overall cost of interest-bearing liabilities from 2.57% in the fourth quarter of 2008 to 1.63% in the quarter just ended. A provision for credit losses of $427,000 was recorded for the three months ended December 31, 2009 compared to $956,000 in the same period of last year.

Noninterest income increased 27.4% to $549,000 in the fourth quarter of 2009 from $431,000 in last year’s comparable period due to the recognition of $48,000 in gains on the sale of foreclosed assets and an increase in mortgage banking revenue.

Noninterest expense increased 35.1% in the quarter just ended compared to the same period in 2008, reflecting significant increases in FDIC fees, higher legal and other costs associated with the management of nonperforming assets, and strategic investments in the residential mortgage and commercial real estate lending divisions.

Net interest income for fiscal year 2009 improved by $1.1 million or 8.1%. Full year 2009 noninterest income increased 13.5% or $236,000 and noninterest expense rose by $2.1 million or 20.1% compared to the same period in 2008.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 2009 and December 31, 2008
($000)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2009	2008
Assets
Cash and due	$5,936	$4,346
Interest bearing balances with banks	10,000	1,000
Federal funds sold	8,828	23,768
Investments	121,143	83,685
Loans held for sale	3,296	344
Loans, net of allowance of $7,926 and $4,123	270,736	263,749
Accrued interest receivable	1,934	1,768
Deferred Income taxes	3,902	1,747
Premises and equipment	9,274	9,651
Investment in BOLI	4,226	4,085
Real estate owned	2,398	-
Other assets	2,659	773
Total Assets	$444,332	$394,916

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$40,834	$39,065
Interest bearing	309,629	261,562
Total deposits	350,463	300,627
Securities sold under agreement to repurchase	14,642	12,639
Long term borrowed funds	40,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest & expenses	1,595	9,836
Total Liabilities	411,700	368,102

Stockholders' Equity
Preferred stock, net	7,985	-
Common stock	39	38
Warrants to purchase common stock	234	-
Paid in capital	11,501	11,299
Retained Earnings	13,367	15,517
Comprehensive loss	(494)	(40)
Total Equity	32,632	26,814
Total Liabilities and
Equity	$444,332	$394,916

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2009 and 2008
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008

Interest Income
Loans	$4,128	$4,227	$15,972	$17,159
Investments	1,350	980	5,145	4,075
Interest bearing balances with banks	8	23	56	275
Federal funds sold	7	36	53	291
Total interest income	5,493	5,266	21,226	21,800

Interest expense
Deposits	1,126	1,601	5,570	6,947
Securities sold under agreements to repurchase	30	36	121	257
Borrowed funds	313	313	1,240	1,229
Junior debentures	44	83	204	332
Total interest expense	1,513	2,033	7,135	8,765
Net interest income	3,980	3,233	14,091	13,035

Provision	427	956	6,540	2,375

Net interest income after provision	3,553	2,277	7,551	10,660

NonInterest Income
Service charges	304	316	1,207	1,228
Mortgage banking	25	15	98	58
Other fee income	149	125	493	492
Gain on sale of loans	23	6	135	6
Gain (loss) on sale of REO and other assets	48	(31)	56	(31)
Total noninterest income	549	431	1,989	1,753

NonInterest Expense
Personnel	1,772	1,557	6,557	6,024
Occupancy & equipment	387	324	1,525	1,286
Data processing	205	208	845	803
Professional fees	181	68	729	374
Marketing	35	17	251	317
FDIC Insurance	438	49	902	138
Other operating expense	488	373	1,596	1,383
Total noninterest expense	3,506	2,596	12,405	10,325

Income (loss) before taxes	596	112	(2,865)	2,088
Income tax (benefit) expense	215	(33)	(1,158)	661
Net income (loss)	381	145	(1,707)	1,427
Preferred stock dividend and discount accretion	120	-	442	-
Net (loss) income available to common shareholders	$261	$145	$(2,149)	$1,427

Basic earnings (loss) per common share	$0.07	$0.04	$(0.56)	$0.37
Diluted earnings (loss) per common share	$0.07	$0.04	$(0.56)	$0.35
Book value per common share	$6.39	$6.98	$6.39	$6.98
Average common shares outstanding with the effect of grants, options and warrants	3,866,506	3,989,029	3,857,957	4,030,168

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.34%	0.15%	(0.38%)	0.38%
Return on average equity	4.59%	2.20%	(5.24%)	5.41%
Return on average common equity	4.14%	2.20%	(8.49%)	5.41%
Average equity to average assets	7.41%	6.93%	7.33%	7.01%
Net interest margin	3.71%	3.57%	3.32%	3.65%
Efficiency ratio	77.41%	70.85%	77.15%	69.82%

Other Ratios
Allow for credit losses to loans	2.81%	1.54%	2.81%	1.54%
Nonperforming assets to total assets	4.35%	1.64%	4.35%	1.64%
Net charge-offs to avg loans	0.57%	0.13%	1.00%	0.21%
Tier 1 capital ratio	12.5%	11.4%	12.5%	11.4%
Total capital ratio	13.7%	12.6%	13.7%	12.6%

Average Balances
Assets	443,809	379,093	444,414	376,690
Earning assets	425,661	359,998	424,831	357,328
Loans, gross	280,358	264,354	273,990	253,581
Interest Bearing Liabilities	367,501	314,196	370,850	310,893
Stockholders' Equity	32,904	26,261	32,596	26,401
Common Stockholder's Equity	24,986	26,261	25,307	26,401

CONTACT:
Annapolis Bancorp
Edward J. Schneider, 410-224-4455